SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   July 15, 1998


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

                                  July 15, 1998

           CATERPILLAR POSTS BEST SECOND QUARTER EVER
      PROFIT PER SHARE UP 6% - EQUALS ALL-TIME BEST QUARTER
                     REAFFIRMS 1998 OUTLOOK

     PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) reported its best second quarter ever for sales and revenues, profit, and profit per share. Sales and revenues of $5.60 billion, rose 15% (including 6% from Perkins) from second-quarter 1997. Profit of $446 million was up 3%, primarily due to the higher sales volume. This increase was achieved despite higher spending for major growth initiatives and product line expansions as well as additional cost associated with the first-quarter acquisition of Perkins. Profit per share of $1.22 ($1.20 assuming dilution) was up 6%, as it continued to benefit from the ongoing share repurchase program.
     Caterpillar has now posted record profit in 16 of the last
18 quarters.
     In June, the Board of Directors voted to increase the quarterly cash dividend from 25 cents to 30 cents per share of common stock -- a 20% increase. This is the sixth time since 1993 that the Board has increased the dividend.
     Commenting on this excellent performance, Caterpillar Chairman and CEO Donald V. Fites said, "Once again our organization has delivered record financial results, while continuing to invest strategically for long-term growth. The company's product, service, and geographic diversification strategies are proving to be very effective in generating earnings growth. This is especially rewarding given the severe economic downturn in several Southeast Asian countries and Japan.

     The dividend increase reflects our Board's confidence about the company's future financial performance, and its commitment to increasing shareholder value."

                           HIGHLIGHTS

SECOND-QUARTER 1998 COMPARED WITH SECOND-QUARTER 1997
     * Sales and revenues of $5.60 billion, the highest quarter ever, rose 15%.
     * Profit of $446 million, a second-quarter record and the second highest quarter ever, was up 3%.
     * Profit per share of $1.22 ($1.20 assuming dilution), equaling the all-time record, was up 6%.
     * Margin (sales less cost of goods sold) as a percent of sales was 25.7% compared with 26.2% a year ago. Excluding Perkins, margins would have been higher than a year ago.
     * Operating profit for Machinery and Engines as a percent of sales was 12.4% compared with 13.0% a year ago.
     * Physical sales volume was up 14%, with Perkins adding 6%.
     * Sales, excluding Perkins, were up 12% inside the United States and 6% outside the United States.
     * Revenues from Financial Products were up 38%.
     * From inception in June 1995 through June 30, 1998, 39.9 million shares have been repurchased under our share repurchase plan. The number of shares outstanding at June 30, 1998, was 364.8 million. When the 10% share repurchase program is completed later this year, approximately 360 million shares will be outstanding.


Outlook
     The company's outlook for 1998 worldwide sales and revenues remains unchanged from that issued with our third-quarter 1997 results, which called for sales and revenues (excluding Perkins) to slightly surpass 1997's record levels. The company's outlook for 1998 profit remains unchanged from that issued with our fourth-quarter 1997 results, which called for profit to be near 1997's record. (Complete outlook begins on page 10.)

                        DETAILED ANALYSIS

SECOND-QUARTER 1998 COMPARED WITH SECOND-QUARTER 1997

     Second-quarter sales and revenues rose 15%. Profit was up 3% and profit per share of common stock increased 6% as it also reflected the impact of the ongoing share repurchase program. Profit of $446 million was a second-quarter record and the second best quarter ever, an improvement of $11 million over profit of $435 million in second-quarter 1997. Profit per share of $1.22 ($1.20 assuming dilution) was up 6% and equaled the all-time record for any quarter. Sales and revenues of $5.60 billion were $734 million higher, setting an all-time record for any quarter. An increase in physical sales volume of 14% was the most significant factor contributing to the record sales and revenues, and higher profit.

Machinery and Engines
     Sales of Machinery and Engines were $5.36 billion, an increase of $681 million or 15% from second-quarter 1997. The higher sales were primarily due to the increase in physical sales volume which resulted from higher machine and engine sales both inside and outside the United States. Physical sales volume was up 14%, including Perkins which contributed 6%. Price realization improved slightly.
     Profit before tax was $597 million, $13 million higher than the second quarter a year ago. The primary reasons for the higher profit were the higher physical sales volume and price increases taken over the past year. Partially offsetting were increased spending for major growth initiatives and product line expansions that include electric power generation, agricultural products, and compact machines. Also offsetting were the additional costs associated with the first-quarter acquisition of Perkins.
     Margin (sales less cost of goods sold) of $1.38 billion increased $153 million or 12% over second-quarter 1997. Margin as a percent of sales was 25.7%, compared with 26.2% a year ago as the favorable impact of price increases and a change in geographic sales mix were more than offset by higher fixed manufacturing costs, slightly lower manufacturing efficiency, and a net unfavorable effect of the dollar. Excluding Perkins, margins would have been higher than a year ago.
     Fixed manufacturing costs were higher and manufacturing efficiency was lower primarily due to the major growth initiatives and product line expansions.
     Selling, general, and administrative expenses (SG&A) were $548 million compared with $483 million in second-quarter 1997. The $65 million increase primarily reflects increased spending levels in support of major growth initiatives and product line expansions. The effect of inflation on costs also contributed to the increase. SG&A expenses, as a percent of sales, were 10.2%, about the same as the second quarter a year ago.
     Research and development expenses (R&D) of $165 million were up $30 million from second-quarter 1997. The increase reflects expected higher spending in support of new and improved products. R&D expenses, as a percent of sales, were 3.1% compared with 2.9% a year ago.
     Operating profit of $666 million was $58 million or 10% higher than second-quarter 1997. Operating profit, as a percent of sales, was 12.4% compared with 13.0% a year ago.
     Interest expense of $69 million was $11 million higher than a year ago, mostly due to higher average debt levels to finance the acquisition of Perkins during first-quarter 1998.
     Other income/expense reflects a net decrease in income of $34 million from second-quarter 1997 mostly due to the discount taken on the sale of receivables to Caterpillar Financial Services Corporation (Cat Financial) and also due to an unfavorable change in foreign exchange gains and losses.

Financial Products
     Financial Products' second-quarter revenues were a record $276 million, up $76 million or 38% compared with second-quarter 1997. The increase resulted primarily from continued growth in Cat Financial's portfolio. The portfolio was up $3 billion or 45% from the same period last year, the result of new business and the purchase of $1 billion of trade receivables from Caterpillar Inc. in the first half of 1998.
     Before-tax profit was $69 million, an increase of $15 million or 28% from the second quarter a year ago. The increase resulted primarily from favorable reserve adjustments and higher investment income at Caterpillar Insurance Co. Ltd. (Cat Insurance), and the portfolio growth at Cat Financial.
     Selling, general, and administrative expenses were $92 million, up $22 million from a year ago, principally the result of provisions for credit losses and increased depreciation on leased equipment due to Cat Financial's record new business and other increases due to growth.
     Interest expense was up $35 million, a result of increased borrowings to support the larger portfolio which includes the receivables purchased from Caterpillar Inc.
     Other income and expense was income of $9 million, a decrease of $4 million from a year ago.

Income Taxes
     The provision for income taxes was $220 million, compared with $217 million last year. The $3 million increase reflects the higher taxes due on the increased before-tax profit, partially offset by the impact of a lower effective tax rate of 33% compared with 34% in second-quarter 1997. The lower tax rate accounted for $7 million in lower taxes.

Unconsolidated Affiliated Companies
     Our share of unconsolidated affiliated companies' results decreased $14 million from the second quarter a year ago. The major factor was unfavorable results at Shin Caterpillar Mitsubishi Ltd. due primarily to lower sales volume resulting from the severe economic downturn in Japan and Southeast Asia.

SALES
     Following are summaries of second-quarter company sales and dealer deliveries compared with the same quarter in 1997.

     CATERPILLAR SALES INSIDE THE UNITED STATES were $2.72 billion, a $303 million or 13% increase over second quarter last year. Both machine and engine sales benefited from the strong U.S. economy. End-user demand rose in most applications reflecting the strong economy, low inflation, stable interest rates, and high levels of consumer and business confidence. In addition to higher physical sales volume, price realization also increased.
     Sales inside the United States during the second quarter were 51% of worldwide sales compared with 52% a year ago.

     U.S. Dealer Machine Sales to End Users increased due to higher industry demand. Sales into all key construction sectors rose reflecting the robust activity of the economy over the past year and more than offset a decline in coal and metal mining, and agricultural applications. However, sales into the largest commodity sector, non-metal mining, rose in response to higher aggregate production. Sales also were higher in the petroleum and forestry sectors.
In other applications, sales to landfills increased while sales to industrial users declined.

     Deliveries to U.S. Dealer Dedicated Rental Fleets increased from second-quarter 1997. At the end of the second quarter, U.S.
dealer dedicated rental units were higher than year-earlier levels, and up from the end of the first quarter.

     U.S. Dealer New Machine Inventories fell from the end of the first quarter reflecting strong end-user demand. At the end of the second quarter, dealer inventories were above year-ago levels and about normal relative to current selling rates.
     Company Engine Sales Inside the United States were above year-earlier levels reflecting good economic growth and strong industry demand. Sales of reciprocating engines were higher in all major applications, including on-highway trucks, power generation, industrial, and marine. Sales of turbine engines also exceeded year-earlier levels due to gains in industrial power generation.

     CATERPILLAR SALES OUTSIDE THE UNITED STATES were $2.64 billion, a $378 million or 17% increase over second-quarter 1997. Approximately two-thirds of the increase is due to the acquisition of Perkins in the first quarter of 1998. Sales of both machines and engines increased as higher sales in Europe, Latin America, Canada, and Africa/Middle East more than offset lower sales in the Asia/Pacific region. The increase was due to higher physical sales volume as price realization declined.
     Sales outside the United States represented 49% of worldwide sales compared with 48% a year ago.

     Dealer Machine Sales to End Users Outside the United States rose from year-earlier levels as higher sales in Latin America, Canada, Europe, and Australia more than offset lower sales elsewhere.
     * Europe: Sales for the region were higher, reflecting continued improvement in economic activity and business confidence. Sales were up in Germany, France, and Italy, but lower in the United Kingdom and Spain.
     * Canada: Sales increased in response to higher industry demand, reflecting continued good economic growth, moderate interest rates and higher housing starts. Sales into construction and petroleum applications were particularly strong while sales into coal and metal mining applications were down.
     * Latin America: Sales improved as moderate to good economic growth continued for most of the region. Sales were up in the key countries of Brazil, Argentina, Mexico, Peru, and Chile.
     * Africa/Middle East: Sales remained near year-earlier levels reflecting the impact of low prices for oil and other commodities. Sales were higher in Turkey but lower in South Africa.
     * Asia (excluding Japan): Sales continued to decline sharply in response to the severe economic downturn in Southeast Asia and South Korea. In China, economic growth has slowed from year earlier but demand is still rising.
     * Australia: Sales increased as higher demand in the construction and coal mining sectors more than offset a decline in metal mining applications.
     * Japan: Sales of imported product fell significantly in response to the ongoing recession.
     * Commonwealth of Independent States (CIS): Sales declined as Russia slipped back into recession.

     Dealer New Machine Inventories Outside the United States were down from the end of the first quarter due to a large reduction in Asia. Dealer new machine inventories were still above year-earlier levels, however, due to increases in Canada, Latin America, and Europe where end-user demand is growing. At the end of the second quarter, dealer inventories were about normal relative to current selling rates.

     Company Engine Sales Outside the United States exceeded year-earlier levels with growth in all regions, especially Europe, Latin America, and Canada. (Without Perkins, sales still would have been higher in all regions, including Asia.) Sales of reciprocating engines were higher, reflecting increased demand for on-highway trucks. Sales of turbine engines also increased due to gains in oil and gas applications.

SECOND-QUARTER 1998 COMPARED WITH FIRST-QUARTER 1998

     Second-quarter profit of $446 million or $1.22 per share ($1.20 assuming dilution) was $16 million higher than first-quarter profit of $430 million or $1.17 per share ($1.15 assuming dilution). An 18% increase in physical sales volume was the most significant factor contributing to the higher profit.

Machinery and Engines
     Profit before tax for Machinery and Engines was $597 million, a $44 million increase from the previous quarter. Sales of $5.36 billion increased $784 million or 17%, primarily because of the higher physical sales volume. Price realization was about 1% lower.
     The increase in physical sales volume was the result of higher machine and engine sales inside and outside the United States. Physical sales volume was up 18%, including 4% from Perkins. Price realization was about 1% lower as price increases realized during the quarter were more than offset by higher sales discounts and the effect of the stronger dollar on sales denominated in currencies other than the U.S. dollar.
     Margin was $140 million higher than the first quarter, primarily the result of the 18% increase in physical sales volume. As a percent of sales, the margin rate was 25.7% compared with 27.1% last quarter. The lower margin rate was primarily due to the higher sales discounts, higher fixed manufacturing costs, slightly lower manufacturing efficiency, and an unfavorable net effect of the dollar, partially offset by the price increases realized during the quarter.
     Fixed manufacturing costs were higher and manufacturing efficiency was lower primarily due to the major growth initiatives and product line expansions.
     Selling, general, and administrative expenses were $548 million, up $36 million from the first quarter. The increase reflects continued higher spending levels in support of major growth initiatives and product line expansions.
     Research and development expenses of $165 million were up $10 million from the first quarter. The increase reflects continued higher spending in support of new and improved products.
     Operating profit of $666 million increased $94 million. As a percent of sales, operating profit was 12.4% compared with 12.5% in the first quarter.
     Interest expense of $69 million was $8 million higher than the first quarter, mostly due to higher average debt levels to finance the Perkins acquisition.
     Other income/expense reflects a net decrease in income of $42 million from last quarter primarily due to an unfavorable change in foreign exchange gains and losses, and discounts taken on the sale of receivables to Cat Financial.

Financial Products
     Financial Products' revenues of $276 million were up $36 million from the first quarter, primarily due to Cat Financial's portfolio growth.
     Before-tax profit was $69 million, a decrease of $7 million, primarily the result of lower investment income at Cat Insurance, partially offset by higher earnings from Cat Financial's larger portfolio.

Income Taxes
     Income tax expense of $220 million increased $13 million from the previous quarter. The increase reflects the higher profit before tax. The tax rate was 33% in both quarters.

Unconsolidated Affiliated Companies
     Our share of unconsolidated affiliated companies' results decreased $8 million from the previous quarter. The major factor was unfavorable results at Shin Caterpillar Mitsubishi Ltd. due primarily to lower sales volume resulting from the severe economic downturn in Japan and Southeast Asia.

CONDENSED CASH FLOW
     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $968 million for the first six months of 1998, an increase of $620 million as compared with the corresponding period in 1997. This increase was primarily due to the sale of $1 billion in receivables to Cat Financial that was largely offset by a decrease in accounts payable. The sale of receivables to Cat Financial (and a portion of Cat Financial's increased debt) were related to the Perkins acquisition.

For the Six Months Ended                Machinery &   Financial
(Millions of dollars)   Consolidated    Engines *     Products

                        June   June    June   June    June   June
                         30,    30,     30,    30,     30,    30,
                        1998   1997    1998   1997    1998   1997
Profit after tax        $876   $829    $876   $829     $92    $61
     Depreciation and    429    376     351    310      78     66
amortization
     Change in
working capital -
        excluding     (1,826) (662)     221  (419)  (2,048)  (243)
cash and debt
     Capital expenditures
excluding equipment
leased to others        (307)  (223)   (304)  (222)     (3)    (1)
     Expenditures for
equipment leased to
others, net of disposals(107)   (86)     7      1     (114)   (87)
     Dividends paid     (183)  (151)   (183)  (151)    (35)    -

Net Free Cash Flow    (1,118)    83     968    348  (2,030)  (204)

Other significant cash flow items:
     Treasury shares   (200)  (218)   (200)  (218)     -      -
purchased
     Net (increase)
decrease in long-term
  finance receivables  (898)  (221)     -      -     (898)  (221)
     Net increase     3,683    923     832    341   2,851    582
(decrease) in debt
     Investments and
acquisitions - (net of
cash acquired)       (1,324)   (22) (1,324)   (22)     -      -
     Prefunding of
employee benefit plans   -    (100)      -   (100)     -      -
     Other             (214)  (375)   (349)  (328)     79   (108)

Change in cash and
short-term investments $(71)   $70    $(73)   $21      $2    $49


* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.

Note: Lines titled "Change in working capital -excluding cash and debt" and "Capital expenditures excluding equipment leased to others" exclude $22 million and $354 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the six months ended June 30, 1998; line titled "Change in working capital - excluding cash and debt" excludes $7 million for the six months ended June 30, 1997.


EMPLOYMENT
     At the end of the second quarter, Caterpillar's worldwide employment was 65,947 compared with 58,336 one year ago. Hourly employment increased 3,843 to 37,400; salaried and management employment increased 3,768 to 28,547. The increases were largely due to acquisitions.

ECONOMIC AND INDUSTRY OUTLOOK
     In the United States, Gross Domestic Product (GDP) is now expected to grow almost 3.5% in 1998, slightly better than anticipated in April. Demand for goods and services has recently been growing at the fastest pace since 1983-1984. The economy is forecast to slow some in the second half, but this will be an outstanding year in terms of industry demand for both machines and engines. Overall, industry demand for machines in 1998 is expected to be up about 10% for the year. Industry demand for engines also is forecast to be moderately higher with gains in all markets, especially truck Original Equipment Manufacturers.
     In Canada, continued strong economic growth in 1998 should result in higher machine and engine industry demand for the year.
     In Western Europe, economic activity picked up in the first half. This momentum should carry through the remainder of the year, resulting in GDP growth of 3% for the year as a whole. Consumer and business confidence should continue to rise as unemployment falls contributing to an excellent investment environment. Industry demand is forecast to increase for both machines and engines.
     In Central Europe, good economic growth should continue throughout 1998 with industry demand exceeding 1997 levels.
     The outlook for the Asia/Pacific region continues to deteriorate. Indonesia, Thailand, and Korea are experiencing severe recessions. China is still growing but at a much slower pace than in 1997. Overall, developing Asia is now forecast to register no growth in 1998, and industry demand for both machines and engines will fall significantly from 1997 levels.
     Japan is now expected to remain in deep recession throughout this year. Consequently, industry demand will decline significantly in 1998.
     The Australian economy continues to register moderate growth despite much lower Asian exports. A strong construction sector should offset weakness in mining and agriculture resulting in slightly higher industry demand for the year.
Engine industry demand should remain near 1997 levels.
     In Latin America, GDP growth is still expected to be 3.5% this year leading to higher industry demand for both machines and engines.
     The Africa/Middle East region has been hurt by lower commodity prices, especially for oil. With weak economic growth, industry demand will likely decline in 1998 for machines and engines.
     In the CIS, Russia has slipped back into recession, struggling with currency and budget problems. Consequently, industry demand for machines and engines is forecast to decline in 1998.
     In summary, the economic and industry outlook has improved since April for North America, but continues to deteriorate for Asia. In total, worldwide industry demand for machines is still expected to decline only slightly in 1998, unchanged from our January 1998 and April 1998 outlook. Worldwide industry demand for engines is still expected to exceed 1997 levels due to continued strength in North America.

COMPANY OUTLOOK
     Our outlook for 1998 worldwide sales and revenues remains unchanged from that issued with our third-quarter 1997 results, which called for sales and revenues (excluding Perkins, which was acquired during the first quarter) to slightly surpass 1997's record levels.
     Investments in major initiatives to enhance long-term growth and shareholder returns continue in 1998. These initiatives include electric power generation, agricultural products, compact machines, and further strengthening of our product support network to better link customer, dealer, and company operations.
     For Machinery and Engines (excluding Perkins), total capital expenditures, which were $819 million in 1997, are expected to be slightly higher in 1998. R&D and SG&A expenditures will increase in 1998 in support of expanded operations and the major growth initiatives, however, the rate of increase is expected to be less than in recent years.
     Despite these expenditures for major growth initiatives, our outlook for profit in 1998 remains unchanged from that issued with our fourth-quarter 1997 results and is expected to be near 1997's record. Profit per share will be favorably impacted by the share buy-back program announced in June 1995, which we anticipate will be completed during 1998. Cash flow from operations and our financial position are expected to remain strong.

                    *         *         *

     The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission on July 15, 1998. Caterpillar's latest financial results and current outlook are also available via :

Telephone:
     (800) 228-7717 (Inside the United States and Canada)
     (201) 332-8602 (Outside the United States and Canada)

Internet:
     http://www.CAT.com


                        CATERPILLAR INC.
          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED
           (Millions of dollars except per share data)

                                       Machinery &     Financial
                      Consolidated     Engines *       Products

                        June   June     June   June     June   June
                        30,    30,      30,    30,      30,    30,
                        1998   1997     1998   1997     1998   1997

Sales and revenues:
  Sales of Machinery  $5,357 $4,676   $5,357 $4,676    $ -     $ -
  & Engines
  Revenues of            247    194      -      -        276    200
  Financial Products
        Total sales    5,604  4,870    5,357  4,676      276    200
  and revenues

Operating costs:
  Cost of goods sold   3,978  3,450    3,978  3,450       -      -
  Selling, general,
  and administrative
     expenses            634    547      548    483       92     70
  Research and
  development expenses   165    135      165    135       -      -
  Interest expense of
     Financial Products  121     85      -      -        124     89
          Total        4,898  4,217    4,691  4,068      216    159
  operating costs

Operating Profit         706    653      666    608       60     41

  Interest expense
  excluding Financial
    Products              69     58       69     58        -     -
   Other income           29     43       -      34        9     13
  (expense)

Consolidated profit      666    638      597    584       69     54
before taxes

  Provision for          220    217      195    196       25     21
  income taxes
  Profit of              446    421      402    388       44     33
  consolidated
  companies

  Equity in profit of
  unconsolidated
     affiliates            -     14       -      14       -      -
  Equity in profit of
  Financial Products
    subsidiaries           -      -       44     33       -      -


Profit                  $446   $435     $446   $435      $44    $33

Profit per share of    $1.22  $1.15
common stock
Profit per share of
common stock -
assuming dilution      $1.20  $1.13


Weighted average
shares outstanding
  Basic (thousands)   365,841 377,083
  Assuming dilution   371,756 382,628
  (thousands)

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


                        CATERPILLAR INC.
          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED
           (Millions of dollars except per share data)

                                       Machinery &    Financial
                      Consolidated     Engines *      Products
                        June   June     June   June     June   June
                        30,    30,      30,    30,      30,    30,
                        1998   1997     1998   1997     1998   1997

Sales and revenues:
  Sales of Machinery  $9,930 $8,748   $9,930 $8,748    $ -     $ -
  & Engines
  Revenues of            468    384      -      -        516    396
  Financial Products
        Total sales   10,398  9,132    9,930  8,748      516    396
  and revenues

Operating costs:
  Cost of goods sold   7,312  6,431    7,312  6,431      -      -
  Selling, general,
  and administrative
    expenses           1,221  1,045    1,060    907      173    150
  Research and
  development
     expenses            320    252      320    252      -      -
  Interest expense of
     Financial Products  222    164      -      -        229    170
        Total          9,075  7,892    8,692  7,590      402    320
  operating costs

Operating Profit       1,323  1,240    1,238  1,158      114     76

  Interest expense
  excluding Financial
      Products           130    110      130    110       -     -
  Other income           102     85       42     70       31     21
  (expense)

Consolidated profit    1,295  1,215    1,150  1,118      145     97
before taxes

  Provision for          427    413      374    377       53     36
  income taxes
  Profit of              868    802      776    741       92     61
  consolidated companies

  Equity in profit of
  unconsolidated
     affiliates            8     27        8     27      -      -
  Equity in profit of
  Financial Products
    subsidiaries          -      -        92     61      -      -

Profit                  $876   $829     $876   $829      $92    $61

Profit per share of    $2.39  $2.19
common stock
Profit per share of
common stock -
   assuming dilution   $2.36  $2.16

Weighted average
shares outstanding
  Basic (thousands)   366,424 378,169
  Assuming dilution   372,008 383,108
  (thousands)

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

                        CATERPILLAR INC.
                  CONDENSED FINANCIAL POSITION
                      (Millions of dollars)
                          Consolidated
                                        (Caterpillar Inc. and
                                             Subsidiaries)
                                         June    Dec.    June
                                         30,     31,     30,
                                         1998    1997    1997
Assets
  Current assets:
    Cash and short-term investments      $221    $292    $557
    Receivables -- trade and other      3,760   3,331   3,195
    Receivables -- finance              3,563   2,660   2,704
    Deferred income taxes and prepaid   1,010     928     837
  expenses
    Inventories                         3,132   2,603   2,526
  Total current assets                 11,686   9,814   9,819

  Property, plant, and equipment --     4,444   4,058   3,786
  net
  Long-term receivables -- trade and      132     134     118
  other
  Long-term receivables -- finance      4,779   3,881   3,601
  Investments in unconsolidated           805     751     695
  affiliated companies
  Deferred income taxes                   988   1,040   1,113
  Intangible assets                     1,253     228     223
  Other assets                          1,019     850     842
Total Assets                          $25,106 $20,756 $20,197

Liabilities
  Current liabilities:
    Short-term borrowings:
       -- Machinery & Engines            $587     $53     $40
       -- Financial Products              607     431     904
    Accounts payable and accrued        3,587   3,358   3,098
  expenses
    Accrued wages, salaries, and        1,043   1,128     988
       employee benefits
    Dividends payable                     109      92      94
    Deferred and current income taxes     153     175     203
      payable
    Long-term debt due within one
  year:
       -- Machinery & Engines              33      54      78
       -- Financial Products            1,560   1,088   1,093
  Total current liabilities             7,679   6,379   6,498

  Long-term debt due after one year:
       -- Machinery & Engines           2,686   2,367   2,399
       -- Financial Products            6,778   4,575   3,868
  Liability for postemployment          2,707   2,698   2,856
  benefits
  Deferred income taxes and other         123      58      60
  liabilities
Total Liabilities                      19,973  16,077  15,681
Stockholders' Equity
  Common stock                          1,066   1,071   1,074
  Profit employed in the business       5,701   5,026   4,375
  Accumulated other comprehensive         62       95     104
  income
  Treasury stock                      (1,696) (1,513) (1,037)
Total Stockholders' Equity              5,133   4,679   4,516
Total Liabilities and Stockholders'   $25,106 $20,756 $20,197
  Equity

#####




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  July 15, 1998